Exhibit (e)(3)

Appendix A

Amended and Restated as of June 1, 2015

Name of Fund

ClearBridge Variable Aggressive Growth Portfolio

ClearBridge Variable Appreciation Portfolio

ClearBridge Variable Dividend Strategy Portfolio

ClearBridge Variable Large Cap Growth Portfolio

ClearBridge Variable Large Cap Value Portfolio

ClearBridge Variable Mid Cap Core Portfolio

ClearBridge Variable Small Cap Growth Portfolio

Permal Alternative Select VIT Portfolio

QS Legg Mason Dynamic Multi-Strategy VIT Portfolio

QS Legg Mason Variable Conservative Growth

QS Legg Mason Variable Growth

QS Legg Mason Variable Moderate Growth